Exhibit 5.1

February 1, 2016

Hortonworks, Inc.

5470 Great America Parkway

Santa Clara, California 95054

            Re:        Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-209015) (as amended or supplemented, the “Registration Statement”) filed on January 15, 2016 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Hortonworks, Inc., a Delaware corporation (the “Company”) of up to 9,688,750 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), including Shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company. The Shares are being sold to the underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that before the Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Shares.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Validity of Common Stock” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP